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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-14617), Post-Effective Amendment No. 3 to Registration Statement No. 33-55153 and Post-Effective Amendment No. 5 to Registration Statement
No. 33-44327 (collectively, the "Registration Statements") of our reports (which are included in the Definitive Schedule 14A of El Paso Natural Gas Company ("El Paso"), which is included in El Paso's Current Report on Form 8-K/A dated November 5, 1996) dated August 19, 1996 for (i) the Businesses of Tenneco Energy and (ii) the Businesses of New Tenneco; and to all references to our Firm included in the Registration Statements.

                                          Arthur Andersen llp

Houston, Texas
November 5, 1996